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                     July 27, 2022

       Mark FitzPatrick
       Group Chief Financial Officer
       Prudential plc
       1 Angel Court
       London EC2R 7AG, England

                                                        Re: Prudential plc
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed March 17,
2022
                                                            File No. 001-15040

       Dear Mr. FitzPatrick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance